Exhibit 99.1

Chaparral Steel Company Announces 4th Quarter 2006 Earnings Release and Teleconference

          MIDLOTHIAN, Texas, June 8 /PRNewswire-FirstCall/ -- Chaparral Steel Company (Nasdaq: CHAP) announced today that it will release fourth quarter 2006 financial results after the market close on Wednesday, July 12, 2006.

          The Company will also host a teleconference to discuss its results on July 13th at 11:00 a.m. Eastern. If you would like to receive financials after the Company’s earnings results have been released or if you plan to participate in the teleconference, please RSVP to Terresa Van Horn by the end of business on Monday, July 10, 2006.  Terresa may be contacted at 972-779-1033 or by email at tvanhorn@chapusa.com.

          The teleconference will also be available via a live audio cast on the Company’s website, located at http://www.chapusa.com.  The audio cast will be archived on the Company’s website and will be available beginning 24 hours after the call for a period of one year.

          Beginning approximately one hour after the live conference call, a replay of the call will be available for one week. The replay dial in number is  888-286-8010 and the pass code is 55624653.

          Chaparral Steel Company, headquartered in Midlothian, Texas, is the second largest supplier of structural steel products in North America with locations in Midlothian, Texas and Dinwiddie County, Virginia. Chaparral follows a market mill concept, making a wide variety of products including structural beams, specialty bar and piling products, all at low cost. The two mills have a combined production capacity of approximately 2.8 million tons of steel per year.

          For further information contact Cary D. Baetz, Vice President and Treasurer at 972-779-1032 or Terresa Van Horn at the above telephone number or visit our website at http://www.chapusa.com.

          Cary D. Baetz
          Vice President and Treasurer
          972.779.1032
          Fax 972.779.1951
          cbaetz@chapusa.com

SOURCE  Chaparral Steel Company
          -0-                                                                      06/08/2006
          /CONTACT:  Cary D. Baetz, Vice President and Treasurer of Chaparral Steel Company, +1-972-779-1032, Fax +1-972-779-1951, cbaetz@chapusa.com/
          /FCMN Contact: tvanhorn@chapusa.com/
          /Photo:  http://www.newscom.com/cgi-bin/prnh/20050713/CHAPLOGO /
          /Web site:  http://www.chapusa.com /
          (CHAP)